Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Tracy Shilobrit
Manpower Inc.
+1.414.906.6088
tracy.shilobrit@manpower.com

Yoav Michaely Departing Manpower Inc. to Pursue Other Opportunities

MILWAUKEE, WI, USA, February 28, 2007 – Manpower Inc. (NYSE: MAN) announced that Yoav Michaely, Executive Vice President of Global Operational Effectiveness, will be leaving the company to pursue other opportunities, effective today.

“Over the past 21 years, Yoav has been an important part of the company’s growth and expansion into new services and we truly appreciate his contributions,” said Jeffrey A. Joerres, chairman and CEO of Manpower Inc.  “We wish him well as he moves on to pursue new challenges and opportunities in the next phase of his career,” he added.

Since he joined the company in 1985, Michaely led Manpower operations of increasing responsibility in various countries and regions.  He began his Manpower career as Technical Division Manager for Manpower Israel, earning promotions to Operations Manager in 1987 and Country Manager of the Israeli operation in 1989. He then served as Regional Director for Southern Europe for three years, managing the company's operations in Israel, Spain, Italy, Greece and Portugal. From 1999 - 2005, he led the company’s EMEA region that includes Europe (excluding France and its satellite operations), the Middle East and Africa and he culminated his career with the company as Executive Vice President of Global Operational Effectiveness.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $16 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting.  Manpower's worldwide network of 4,400 offices in 73 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands:  Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management.  More information on Manpower Inc. is available at www.manpower.com.

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Manpower Inc. • P.O. Box 2053 • 5301 N. Ironwood Rd., Milwaukee, WI  53201 • USA • Phone +1.414.961.1000 • www.manpower.com